UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2008

NATIONWIDE HEALTH PROPERTIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	1-9028	95-3997619
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

610 Newport Center Drive, Suite 1150 Newport Beach, California	92660-6429
(Address of Principal Executive Offices)	(Zip Code)

(949) 718-4400

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On February 6, 2008, Nationwide Health Properties, Inc., a Maryland corporation (the “Company”), entered into a Purchase and Sale Agreement with Emeritus Corporation, a Washington corporation (“Emeritus”). The agreement provides for the sale by the Company to Emeritus of up to 24 assisted living and dementia care facilities. All of the properties are currently leased by NHP to Emeritus which operates the facilities. The gross purchase price is $305 million, subject to customary prorations and adjustments. The properties are subject to approximately $56.2 million of mortgage debt which will be repaid at closing, or assumed by Emeritus and deducted from the purchase price. At Emeritus’s election, the Company will provide Emeritus with a loan in the amount of $30 million at closing. The loan would bear interest at the rate of 7.25% per annum, would have a maturity of four years and would be deducted from the purchase price.

Emeritus has made a deposit of $3,050,000. The deposit is refundable to Emeritus upon its election to terminate the agreement during the 30-day due diligence period (the “Due Diligence Period”) or the 45-day title due diligence period (the “Title Diligence Period”). During the Due Diligence Period, Emeritus will have the opportunity to satisfy itself as to all matters related to the properties. Emeritus may terminate the agreement at any time during the Due Diligence Period. During the Title Diligence Period, Emeritus will have the opportunity to review title reports and commitments to determine if the properties have any title defects. Emeritus may terminate the agreement during the Title Diligence Period if the Company refuses to correct any title defects to which Emeritus has objected. The closing of the sale is subject to customary conditions and is expected to occur between April 1, 2008 and June 30, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Nationwide Health Properties, Inc.
(Registrant)

Date: February 8, 2008	By:	/s/ Abdo H. Khoury
Abdo H. Khoury
Senior Vice President and
Chief Financial and Portfolio Officer